EXHIBIT 19.1

CLEARONE, INC.

STATEMENT OF POLICY REGARDING
COMPLIANCE WITH FEDERAL
SECURITIES LAWS

ClearOne, Inc.

Statement of Policy Regarding Federal Securities Laws

THIS STATEMENT OF POLICY REGARDING COMPLIANCE WITH THE FEDERAL SECURITIES LAWS IS INTENDED TO FAMILIARIZE YOU WITH YOUR OBLIGATIONS AND RESPONSIBILITIES UNDER VARIOUS FEDERAL SECURITIES LAWS RELATING TO TRADING IN THE SECURITAS OF CLEARONE, INC. IN THE INTEREST OF BREVITY, THIS STATEMENT OF APPLICABLE STATUTES, RULES AND REGULATIONS HAS BEEN CONDENSED AND SUMMARIZED AND IS THEREFORE NOT COMPREHENSIVE.  THE STATEMENT IS INTENDED TO PROVIDE A QUICK REFERENCE TO VARIOUS FEDERAL SECURITIES LAWS AND IS NOT INTENDED NOR SHOULD IT BE RELIED UPON AS A DEFINITIVE GUIDE WITH RESPECT TO TRANSACTIONS INVOLVING SECURITIES OF CLEARONE, INC.

FAILURE TO COMPLY WITH FEDERAL SECURITIES LAWS HAS THE POTENTIAL FOR SIGNIFICANT LIABILITY EXPOSURE NOT ONLY FOR YOU AS AN INDIVIDUAL BUT ALSO FOR THE COMPANY THAT YOU REPRESENT.  THE SECURITIES AND EXCHANGE COMMISSION, THE U.S. ATTORNEY’S OFFICE AND PRIVATE ATTORNEYS VIGOROUSLY PURSUE VIOLATIONS OF FEDERAL SECURITIES LAWS.  BY FEDERAL LAW, THE COMPANY MUST ALSO MONITOR AND ENFORCE VIOLATIONS OF FEDERAL SECURITIES LAWS BY COMPANY PERSONNEL.  THE COMPANY MUST, UNDER CERTAIN CIRCUMSTANCES, DISCLOSE VIOLATIONS IN REPORTS ISSUED TO THE SECURITIES AND EXCHANGE COMMISSION AND THE COMPANY’S SHAREHOLDERS.

IN LIGHT OF THE COMPLEXITY OF FEDERAL SECURITIES LAWS AND THE SIGNIFICANT PENALTIES THAT MAY BE IMPOSED, THE COMPANY STRONGLY RECOMMENDS THAT ANY DIRECTOR, OFFICER OR EMPLOYEE CONTEMPLATING A TRANSACTION IN THE COMPANY’S SECURITIES FIRST CONTACT THE COMPANY’S COMPLIANCE OFFICER IN ORDER TO IDENTIFY ANY SECURITIES LAWS IMPLICATIONS OF THE PROPOSED TRANSACTION.  ALL MATTERS INVOLVING THE COMPANY’S SECURITIES SHOULD BE COORDINATED, IN ADVANCE, WITH THE COMPANY’S COMPLIANCE OFFICER.

PLEASE READ THIS STATEMENT IN ITS ENTIRETY, THEN SIGN AND DATE THE APPROPRIATE CERTIFICATION SET FORTH AT THE CONCLUSION OF THE STATEMENT.

ClearOne, Inc.

Statement of Policy Regarding Federal Securities Laws

1.                   EXECUTIVE SUMMARY.

This Statement of Policy Regarding Compliance with Federal Securities Laws (the “Statement”) describes the most important features of federal statutes, rules and regulations (collectively the “Securities Laws”) applicable to transactions involving the securities of ClearOne, Inc. (the “Company”).  This Executive Summary highlights in summary fashion topics that are covered in greater detail in this Statement.  You are urged to read the entire Statement in order to more fully understand what is required of you.  It also provides the Company with the standards on trading, and causing the trading of, the Company's securities or securities of certain other publicly traded companies while in possession of confidential information.  Topics discussed in this Statement are summarized as follows:

1.1         Confidentiality of Inside Information.  Directors, officers and employees must maintain inside information about the Company in strict confidence and not communicate such information to any person unless such person has a need to know the information for legitimate Company-related reasons.

1.2         Prohibition on Insider Trading.  No director, officer or employee may trade (purchase or sell) in Company securities while in the possession of material, non-public information concerning the Company or its affairs.  This prohibition extends to relatives, friends and others to whom you have disclosed any material, non-public information or have made a recommendation to purchase or sell the Company’s securities.  Please see Section 5.2 for examples of material, non-public information.

1.3          Section 16 Obligations.  Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) generally provides that directors and officers, and shareholders who own more than ten percent of the Company’s outstanding securities, are required to (1) report to and on forms prescribed by the Securities and Exchange Commission (the “SEC”) their ownership of and transactions in securities of the Company, (2) disgorge to the Company all profits obtained from a purchase and sale (or a sale and purchase) within a six-month time period and (3) refrain from engaging in any “short sale” of the Company’s securities. Section 16 is a strict liability statute in that it applies without regard to improper motives or bad acts on the part of the person violating the statute.  Reports of ownership and transactions in the Company’s securities must be filed within specified time frames.  The appropriate forms and time limitations are available from the Company’s Compliance Officer.

1.4          Restrictions on Resales of Company Securities.  Any person holding “restricted securities” (i.e., securities which have not previously been registered under the Securities Act of 1933 with the SEC) generally should make public resales of such securities in accordance with SEC Rule 144, which restricts the amount, manner of sale and timing of sales of the Company’s restricted securities.  Private resales may also be made subject to certain restrictions depending upon the circumstances.

1.5          Restrictions on Purchases of Company Securities.  Securities Laws restrict the ability of persons to purchase Company securities while the Company is engaged in a public offering or a buy-back of its securities.  The buy-back restrictions exist in part so that when the Company and/or directors, officers and other controlled individuals (“affiliated purchasers”) are engaged in a buy-back/purchase of the Company’s securities, the Company’s securities are not improperly manipulated.  The SEC has issued Rule 10b-18 which offers a “safe harbor” from liability under Securities Laws solely by reason of the manner, timing, price and volume of their repurchases.  If as an affiliated purchaser you are interested in purchasing Company securities while the Company is engaged in a buy-back of its securities you must receive pre-clearance (as with any other desired transaction in the Company’s securities) from the Company’s Compliance Officer in order to ensure all affiliated purchases fall within the safe harbor rules described in more detail in Section 5.10 of this Statement.

Also, under certain circumstances, the Company will impose a “blackout” which means that purchases and sales of its securities during this period are prohibited because of the potential for misuse of insider information.  (See, for example, Section 5.6, below.)  The Securities Laws impose a separate “blackout” on trading by insiders if trading in individual account plans of the Company is suspended under certain conditions.  (See Section 5.10, below.)

ClearOne, Inc.

Statement of Policy Regarding Federal Securities Laws

1.6          Compliance Committee and Officer.  The Company has established a Compliance Committee and appointed a Compliance Officer to assist you in complying with Securities Laws.  All questions relating to your compliance with Securities Laws should be addressed to the Company’s Compliance Officer.  The Company will be closely monitoring transactions in its securities to attempt to determine if directors, officers and employees are violating Securities Laws.  You are strongly encouraged to report any violations of Securities Laws involving the Company’s securities of which you become aware.  With your cooperation and assistance, compliance with Securities Laws is achievable and will not only avoid harsh penalties but also keep the Company in good standing with the SEC, the Company’s shareholders and the public securities markets.  If investors perceive that the Company (including its directors, officers and employees) has a disregard for compliance with Securities Laws, the value of the Company and the price per share at which the Company’s securities are sold will be diminished.

2.                   NEED FOR A POLICY STATEMENT.

The SEC, the U.S. Attorney’s Office and private attorneys vigorously pursue violations of Securities Laws.  The Securities Laws contain severe penalties for trading violations, and they place the burden on the Company and its “controlling persons” (e.g., officers, directors and certain supervisory personnel) for trading violations by Company employees.  The Company has adopted this Statement in order to avoid even the appearance of questionable or improper conduct on the part of anyone employed by or associated in any way with the Company (not only directors and officers).

3.                   CONSEQUENCES OF FAILURE TO COMPLY.

The consequences of failure to comply with Securities Laws can be staggering not only for the individual involved but also for the Company and its controlling persons.  Harsh civil and criminal penalties as well as criminal jail sentences may be imposed if violations occur.  Penalties may also be imposed upon the Company (as well as possibly its controlling persons) in the event the Company fails to take adequate steps to prevent violations of Securities Laws.

Violation of Securities Laws may also subject the individuals involved to sanctions imposed by the Company including dismissal for cause.  If you are a habitual violator, the SEC can remove you from your office at the Company and temporarily or permanently prevent you from serving as an officer or director of any other public company.  Violations of Securities Laws will not only tarnish one’s reputation but also that of the Company and may cause irreparable damage to a career and the Company’s good standing in the securities markets resulting in damage and loss to all shareholders of the Company.

In the view of the extreme consequences imposed not only on you and the Company but potentially its controlling persons and shareholders, the Company intends to actively monitor compliance with Securities Laws by all persons associated with the Company.

4.                   CONFIDENTIALITY OF INSIDE INFORMATION.

4.1          Liability for Misuse of Tipping.  Any director, officer or employee who comes into possession of material, non-public, information concerning the Company must safeguard the information and not intentionally or inadvertently communicate it to any person (including family members and friends) unless the person has a need to know the information for legitimate, Company-related reasons.  A director, officer or employee who improperly uses or reveals material inside information to another person can be held liable under the antifraud provisions of the Securities Laws (primarily Section 10(b) of the Exchange Act and Rules 10b-5) for the trading activities of his or her “tippee” and any other person with whom the tippee shares the information.

ClearOne, Inc.

Statement of Policy Regarding Federal Securities Laws

4.2          Liability for Misuse of Social Media.  Material, non-public information shall not be communicated in social media, whether intentionally or inadvertently.  Social media includes any digital technology that enables people to create and share content and opinions in conversations over the internet. This includes Facebook, Twitter, LinkedIn, Google Plus, Snapchat, Youtube, Flickr and Instagram, among others, and blogs, wikis and comments included on websites reviewing products and services. Social media conduct should not be any different from your regular, everyday conduct as an employee, using sound judgment, common sense and by following the Code of Ethics.  If you are not authorized to speak on behalf of the Company, the Company's name or logos should not appear in your social media screen names or posts.   These guidelines are not intended to restrict communications or actions protected or required by state or federal law.

4.3          Methods of Preserving Confidentiality.  Consistent with the foregoing, directors, officers and employees should divulge such inside information only to persons having a need to know it in order to carry out their job responsibilities.  Directors, officers and employees should refrain from discussing such information in public places including, but not limited to, restaurants, rest rooms, lobbies, elevators, airplanes or other public places.  To avoid even the appearance of impropriety, directors, officers and employees should refrain from providing advice or making recommendations regarding the purchase or sale of the Company’s securities.

4.4          Dissemination of Confidential Information.  Certain specified employees of the Company have been designated as the persons to communicate with analysts, stockholders and the press.  The current identity of such employees may be obtained from the Company’s Compliance Officer.  Should you receive a request from someone for information regarding the Company’s financial condition, products, product development, patents or any other information regarding the Company, the person requesting the information should be directed to the person(s) identified by the Company Compliance Officer.

5.                   PROHIBITION ON INSIDER TRADING.

5.1          Insider Trading.  The antifraud provisions of the Securities Laws generally prohibit persons who are in possession of material, non-public information from trading in securities on the basis of such information.  In addition, the antifraud provisions prohibit fraudulent, manipulative, or deceptive trading practices.  Persons who violate these prohibitions are subject to liability for significant civil damages and criminal penalties.  Such trading can also subject the Company to penalties and fines.

The SEC has authority to bring a civil action against any controlling person who knows of, or recklessly disregards, a likely insider trading violation by a person under his or her control and who fails to take appropriate steps to prevent the violation from occurring, a successful action by the SEC under this provision can result in significant civil penalties.

The Company (as well as its directors and officers, and supervisory personnel) could be deemed “controlling persons” subject to potential liability under these Securities Laws.  Accordingly, it is incumbent upon those persons to maintain an awareness of possible insider trading violations by persons under their control and to take measures where appropriate to prevent such violations.  In the event a director, officer or supervisory person becomes aware of the possibility of such violation, he or she should contact our Compliance Officer (or, in his or her absence, the President of the Company) immediately.

ClearOne, Inc.

Statement of Policy Regarding Federal Securities Laws

If an officer, director, or employee has material, non-public information relating to the Company or any subsidiary or affiliate, it is the Company’s policy that neither that person nor any related person may buy or sell securities of the Company or engage in any other action to take advantage of, or pass along to another, that information.  In addition, this policy applies to information relating to any other company obtained in the course of employment with the Company.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency) are no exception.  Even the appearance of an improper securities transaction must be avoided.  You are strongly encouraged to contact the Compliance Officer as soon as possible in the event an emergency arises and you have a need to sell the Company’s securities during any period in which you may have access to inside information.

5.2         Definition of Material and Non-Public Information.  “Material information” is any information that a reasonable investor would consider important in deciding whether to buy, sell or hold a security.  In short, any information that could reasonably affect the price of a security is material information.

Examples of information that frequently is regarded as material include: (i) projections of future earnings or losses, (ii) news of a pending or proposed merger, acquisition, consolidation, divestiture, recapitalization, strategic alliance, joint venture, purchase or sale of substantial assets or tender offer, (iii) news of a significant sales of assets, (iv) changes in a dividend policy, the declaration of a stock split or the offering of additional securities, (v) changes in management, (vi) significant new products or discoveries, (vii) impending bankruptcy or financial liquidity problems, (viii) issuance of patents or other protections of intellectual property or the instigation of cancellation proceedings regarding the same, (ix) the gain or loss of a substantial customer or supplier, (x) significant write-downs in assets or increases in revenues; (xi) developments regarding significant litigation or government agency investigations; (xii) changes in auditors or notification from any auditor that the Company may no longer rely on an earlier audit report; (xiii) changes in control of the Company or changes in management; (xiv) extraordinary borrowings; (xv) changes in debt ratings; (xvi) events regarding debt or equity securities of the Company, including defaults on securities, calls of securities for redemption, accelerations of debt obligations, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders and public or private sales of securities, including any securities issued in any subsidiary or joint venture or partnership transaction; and (xvii) entry into or termination of a material definitive agreement, including the incurrence of additional material indebtedness.

Both positive and negative information can constitute material information for purposes of the Securities Laws.

Financial information about the Company is particularly sensitive to classification as material information.  For example, non-public information concerning the results of the Company’s operations even for a portion of a fiscal quarter might be material.  Possession of any non-public financial information should always be treated with caution.

Information is “non-public information” until it has been widely disseminated to the public markets and the public has had an opportunity to absorb and evaluate such information.

5.3         Retrospective Analysis.  Remember, if your securities transactions become the subject of scrutiny, those transactions will be viewed after the fact and with the benefit of hindsight.  As a result, before engaging in any securities transaction, you should carefully consider how regulators, courts and others might view those transactions with the benefit of hindsight.

ClearOne, Inc.

Statement of Policy Regarding Federal Securities Laws

5.4         Transactions by Family Members.  The same restrictions that apply to Company employees also apply to family members and others living in your household.  Employees are responsible for the compliance of their immediate family members and persons in their households.

5.5         Tipping Information to Others.  Whether the information is proprietary information about the Company or information that has a potential impact on the price of the Company’s securities, Company employees must not pass that information along to other people or discuss it so that others become aware of the information such that they could then trade in the securities of the Company or any other company.  The above-listed penalties under the Securities Laws apply whether or not you personally derive any benefits from another’s unlawful securities transactions.

5.6         When Information Becomes Public.  It is also improper for any officer, director or employee to trade the Company’s securities immediately after the earnings figures.  Because the Company’s shareholders, as well as the investing public, should be afforded enough time to receive the information and evaluate it, you are not allowed to engage in any transactions in the Company’s securities commencing 15 days prior to the end of each fiscal quarter and continuing until the opening of trading on the first business day after the quarterly information has been publicly released and available for a full trading day on the principal exchange on which the Company’s common stock is trade or quoted.  Thus, if an announcement is made on a Monday prior to the opening of trading, generally the following Tuesday would be the first day on which you should trade.  If the announcement is made on a Monday after the opening of trading, then the following Wednesday would be the first day on which you should trade. If the announcement is made prior to the opening of trading on a Friday, as a general rule, the following Monday would be the first day on which trades should be consummated.  Notwithstanding the foregoing, the Company's Compliance Officer has the authority to impose temporary blackout periods, with the beginning and end dates of such temporary blackout periods to be determined by the Company's Chief Executive Officer.

5.7          Dissemination of Confidential Information.  Certain employees have been designated as the persons to communicate with analysts, stockholders and the press.  The identity of these employees is available from the Company’s Compliance Officer.  Should you receive a request from someone for information regarding the Company’s financial condition, products, product development, patents or any other information regarding the Company, the person requesting the information should be directed to the person(s) identified by the Company’s Compliance Officer.

5.8          Additional Prohibited Transactions.  Because the Company believes it is improper and inappropriate for any director, officer or employee to engage in short-term or speculative transactions involving the Company’s securities, it is the Company’s policy that directors, officers and employees shall not enter into hedging or monetization transactions or similar arrangements with respect to Company securities, including without limitation (i) margin purchases, (ii) hedging transactions, (iii) short sales or (iv) buying or selling puts or calls.

5.9          Pre-Clearance of Securities Trades.  To assist in preventing inadvertent violations of law and Company policy, and to avoid even the appearance of impropriety, all directors and officers (and members of their immediate families or personal household) must pre-clear any trades in the Company’s securities (other than exercises of employee stock options) with the Compliance Officer.  Any of these individuals who plan to make a purchase or sale of any Company securities should contact the Compliance Officer or, in his or her absence, any other member of the Company’s Compliance Committee, in advance of any such purchase or sale.

ClearOne, Inc.

Statement of Policy Regarding Federal Securities Laws

5.10        Purchases of Company Securities by Affiliated Purchasers.  Securities Laws restrict the ability of persons to purchase Company securities while the Company and/or directors, officers and other controlled individuals are engaged in a buy-back of its securities.  These restrictions exist in part so that when the affiliated purchasers are engaged in a buy-back of the Company’s securities, affiliated purchasers do not improperly manipulate the price of the Company’s securities.  The SEC has issued Rule 10b-18 which offers a “safe harbor” from liability under Securities Laws solely by reason of the manner, timing, price and volume of their repurchases.  If you are interested in purchasing Company securities while the Company is engaged in a buy-back of its securities you must receive pre-clearance from the Company’s Compliance Officer in order to ensure all affiliated purchases fall within the safe harbor rules.  In order to come within the safe harbor, affiliated purchasers must satisfy, on a daily basis, each of the following four conditions:

1.            One broker or dealer.  Rule 10b-18 purchases must be effected from or through only one broker or dealer on any single day.  Therefore, the Company and all affiliated purchasers must use the same broker or dealer on any single day; and

2.           Time of purchases.  Rule 10b-18 purchases must not be:

a.           The opening purchase reported in the consolidated market in which the Securities Trade; and/or

b.           Effected during the 30 minutes before the schedule close of the trading session; and

3.            Price of purchases.  Rule 10b-18 purchases must be effected at a purchase price that does not exceed the highest independent bid or the last independent price, whichever is higher; and

4.            Volume of purchases.  The total volume of Rule 10b-18 purchases effected by or for the Company and any affiliated purchasers effected on any single day must not exceed 25 percent of the average daily trading volume (“ADTV”).  ADTV means the average daily trading volume reported for the Company’s securities during the four calendar weeks preceding the week in which the Rule 10b-18 is effected.

5.11        Trading “Blackouts” During Suspension of Individual Account Plans.  The Securities Laws prohibit directors and executives officers of the Company from purchasing, selling or otherwise transferring equity shares of the Company that they acquired in connection with their Company service during the prescribed period.  The prescribed period is any period of more than three consecutive business days in which the ability of 50% of the participants in all of the Company’s individual account plans to trade is suspended.  This blackout does not apply if the trading suspension results from a regularly scheduled suspension provided for in the plan and disclosed to plan participants, or to suspensions as a result of a merger or similar material corporate event involving the plan or plan sponsor.  Insiders covered by such blackout restrictions may wish to consult with the administrators of plans in which they hold Company stock (including Rule 10b5-1 plans, described in Section 6 below) to ensure that such plans would suspend trading during the blackouts described in this Section 5.10.  (Conceptually, the prohibition described in this Section 5.10 is similar to that contained in, and the enforcement mechanism is the same as that for, the Section 16(b) prohibition described in Section 6 below.)

ClearOne, Inc.

Statement of Policy Regarding Federal Securities Laws

6.                   SECTION 16 OF THE EXCHANGE ACT.

6.1          Section 16 Generally.  Section 16 of the Exchange Act applies to directors and officers of the Company and to any person owning more than ten percent of any registered class of the Company’s equity securities (each an “insider”).  Section 16 is intended to deter such insiders from misusing confidential information about the Company for personal trading gain, although the actual misuse of inside information is not necessary for Section 16 liability.  The general effect of Section 16 is to restrict the trading activities of insiders with respect to the securities of the Company by requiring public disclosure under Section 16(a) of their ownership and trades, permitting the recovery under Section 16(b) of any profits realized by them on certain transactions, and prohibiting them under Section 16(c) from engaging in short sales.

6.2          “Short-Swing” Liability.  Under Section 16(b), any profit realized by an insider on a “short-swing” transaction (i.e., a purchase and sale, or sale and purchase of the Company’s equity securities within a period of less than six months) must be paid to the Company upon demand by the Company or stockholder acting on its behalf.  By law, the Company cannot waive or release any claim it may have under Section 16(b) or enter into an enforceable agreement to provide indemnification for amounts recovered under this Section.

Liability under Section 16(b) is imposed in a mechanical fashion without regard to whether the insider intended to violate the section.  Good faith is not a defense.  All that is necessary for a successful claim is to show that the insider realized profits on a short-swing transaction.  When computing recoverable profits on multiple purchases and sales within a six-month period, the courts maximize the recovery by matching the lowest purchase price with the highest sale price, the next lowest purchase price with the next highest sale price, and so on.  The use of this method makes it possible for an insider to sustain a net loss on a series of transactions while having recoverable profits.

6.3         Certain Definitions.  The terms “purchase” and “sale” are construed under Section 16(b) to cover a broad range of transactions, including acquisitions and dispositions of derivative securities, such as options, as well as tender offers and certain corporate reorganizations.  Moreover, purchases and sales by an insider may be matched with transactions by any person (such as certain family members) whose securities are deemed to be beneficially owned by the insider.

The terms “director” and “officer” also have a particular meaning under Section 16(b).  The SEC Rules generally limit persons deemed to be a “director” to those persons who serve as members of the Company’s Board of Directors, except that the determination of whether advisory, emeritus or honorary directors are “directors” will be based on the persons activities rather than title.  The SEC Rules generally limit the persons who are deemed to be an “officer” for Section 16 purposes to those persons who are “executive officers” of the Company for Form 10-K reporting purposes and to those persons who perform similar functions although they might not have an executive title, i.e., those persons who have significant policy-making functions for the Company.

Securities “beneficially owned” by a member of the “immediate family” of an officer or director who shares the same household are attributed to the officer or director.  The term “immediate family” includes the insider’s spouse, children, parents, in-laws, siblings, grandparents, and grandchildren.  There are also special attribution rules relating to holdings of securities by partnerships or corporations and by trusts or trustees.

ClearOne, Inc.

Statement of Policy Regarding Federal Securities Laws

Whether or not securities are “beneficially owned” by an insider or an immediate family member for Section 16 purposes (other than for determining whether a person is a more-than-ten percent shareholder) depends on whether the insider has a “pecuniary interest” in the securities.  “Pecuniary interest” means “the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.”  Various attribution rules and safe harbors are provided under the SEC rules.

“Derivative securities” include options, warrants, convertible securities, stock appreciation rights, and other similar rights or securities.

6.4         Transactions Involving Derivative Securities.  The grant or acquisition of derivative securities is deemed to involve a purchase of the underlying security under Section 16, while the exercise of the option or conversion (unless the option is “out-of-the-money”) is still treated as a change in the form of ownership of the underlying security and is not subject to Section 16(b) short-swing liability.  Thus, the acquisition of an option is treated for purposed of Section 16 as the acquisition of the underlying shares covered by the option unless the option has been granted under a stock option plan which meets the requirements of Rule 16b-3.  (You should keep in mind that, regardless of whether they are exempt from short swing liability under Section 16(b), most derivative security transactions must still be reported under Form 4, described below.)

If an option qualifies for Rule 16b-3 treatment, the grant or issuance of the option will not constitute a purchase for purposes of Section 16(b).  Under Rule 16b-3, both the plan and the transaction in question must meet specified requirements in order for an exemption from Section 16(b) liability to apply.  Purchases and sales of securities that are exempt under Rule 16b-3 will not be matched with other trading activities for purposes of Section 16(b), although reporting of such transactions is generally still required.  The following briefly describes the applicability of Rule 16b-3 to certain existing plans of the Company in which insiders participate:

The Company’s Stock Option Plan (the “Plan”) complies with Rule 16b-3.  In order for a grant of an option under the Plan to be exempt, certain additional “transaction” requirements must also be satisfied.  First, although the option can be exercised at any time after grant, at least six months must elapse from the date of grant to the date of sale of the stock obtained upon the exercise of the option.

EXAMPLE: An officer of the Company receives a stock option under the Plan on July 1, 2003 and exercises the option while it is “in-the-money” on August 1, 2003.  So long as the officer holds the shares acquired on August 1 until January 1, 2004, he or she could sell other shares of common stock at any time during the six-month holding period beginning July 1, without the sale being matched with the option grant under Section 16(b).

However, if he or she sells the shares acquired upon exercise of the option before January 1, 2004, the Rule 16b-3 exemption for the option grant would be lost, and any sales of shares within six months of the July 1 date of the option grant would be matchable with the option for Section 16(b) short-swing liability purposes.

6.5          Six-Month Lookback.  Section 16(b) does not apply to purchases and sales where both occur after a director or officer has resigned.  However, there is a six-month “lookback” that can give rise to unexpected liability.  That is, a purchase or sale after resignation will be matched with a sale or purchase that occurred within the preceding six months.

ClearOne, Inc.

Statement of Policy Regarding Federal Securities Laws

6.6          Appointment and Duties of Compliance Officer.  The Company’s Board of Directors has established a Compliance Committee to conduct investigations and establish procedures in an effort to comply with SEC regulations.  The Board, in addition, has appointed a Compliance Officer to work with the Compliance Committee and the Company’s insiders and perform the following duties which are related to the Company’s meeting its obligations under Section 16 of the Exchange Act:

6.6.1       Record Keeping.  The Compliance Officer will keep the Company’s records of insiders’ transactions.  Section 16(a) requires copies of Form 3, 4 and 5 to be sent to the Company, as well as the SEC.  These Forms must be filed electronically and require that a person obtain Edgar filing codes at or before the time such person becomes an insider.

6.6.2       Annual Reports.  The Compliance Officer will send an annual letter to insiders required to file Form 3, 4 and 5 requesting a list of their transactions in the Company’s securities.  The letter will include a reporting form that is to be returned to the Compliance Officer and retained in his or her records.  The form will specify that all transactions defined by Section 16(a) as reportable be listed and that the insiders confirm the accuracy and completeness of reported transactions.

6.6.3       Copies of Statement.  The Compliance Officer will initially send copies of this Statement to each insider.  This Statement will, in addition, be sent annually to each insider.  The Compliance Officer is to acknowledge that insiders have received all correspondence related to compliance.

6.6.4       Informal Advice.  The Compliance Office will address questions and problems regarding Section 16 filings from Company insiders.  Compliance with, and confirmation of the accuracy of, advice given by the Compliance Officer, the Compliance Committee or the Company is, however, the responsibility of each individual insider.  The Company and the Compliance Officer assume no responsibility for the advice.  In the event of any questions or uncertainty, each insider is strongly encouraged and directed to seek the advice of his or her own independent legal counsel.

6.6.5       Information.  The Compliance Officer will send Company memos and notices related to Section 16 to insiders from time to time.

6.6.6       Forms Comparison.  The Forms 3, 4 and 5 received from insiders will be compared with their transaction record annually by the Compliance Officer.  The results of his or her review will be made available to the Compliance Committee.

6.6.7       Report Delinquencies.  The Compliance Officer in accordance with Section 16 is required to identify by name insiders who reported transactions late or failed to file required reports.  The Compliance Officer will use copies of Forms 3, 4 and 5 received from insiders and the insiders’ annual transaction reports to identify these insiders.  The Company is also required to disclose its knowledge of the number of delinquent filings of each insider.  The information regarding delinquent filings and known violations will be reported in the Company’s proxy information statements, and annual Form 10-K reports to the SEC that addresses delinquent Section 16 filings by insiders.

6.6.8       Policy Enforcement.  The Compliance Officer will be responsible for carrying out the Company’s policy regarding compliance with Section 16 of the Exchange Act.  Any difficulties with carrying out these duties are to be reported to the Compliance Committee.  The Compliance Officer may appoint other Company employees to support him or her in performing his or her duties, as well as request assistance from the Compliance Committee when and as needed.

ClearOne, Inc.

Statement of Policy Regarding Federal Securities Laws

6.7          Filing Requirements.  Under Section 16 and the rules adopted there under, insiders of the Company are required to file the forms described below describing their acquisitions and dispositions of the Company’s securities:

6.7.1       Form 3.  Form 3 is the form initially filed to show the insider’s holdings of equity securities of the Company as of the date of becoming an insider.  Form 3 must be filed within ten days after becoming a director, officer or more-than-ten percent shareholder.

6.7.2       Form 4.  As a general rule, if there is any change in an insider’s beneficial ownership of Company stock, he or she is required to file a Form 4.  An insider must report transactions involving Company stock listed in his or her own name, or listed in the name of his or her spouse, children and relatives sharing his or her household, as well as other entities such as trusts, corporations and partnerships in which he or she has an interest.  In addition to purchases and sales, transfers to trusts and other changes in the nature of his or her ownership (e.g., from direct to indirect) must be reported, even if there is no net change.  Most derivative securities transactions, including issuances, exercises, cancellations and re-grants of stock options, are reportable immediately on a Form 4.  Other than as set forth in the immediately following paragraph, the Form 4 must be filed before the end of the second business day following the date on which the subject transaction has been executed.

For two limited categories of transaction only, the effective reporting period on Form 4 is a maximum of five (5) days after the actual trade, provided in both cases that the insider does NOT select the date on which the trade is executed.  The first exception applies to contracts, instructions or written plans for the disposition of securities between the insider and a broker, dealer or plan administrator, that satisfy the affirmative defense to insider trading allegations set forth in SEC Rule 10b-5-1(c).  Stated generally, a plan qualifies for the affirmative defense if it (1) was in place before the insider was aware of the material non-public information, and (2) gives the insider virtually no control over the timing or amount of the trades (e.g. plans that provide for the disposition of shares based on algorithms tied to market performance).  Again, if the insider controls the trading date, the expanded reporting period may not be used.  For example, if the insider has specified in the plan that trades are to occur on the first day of each month, the exemption would not apply and the Form 4 would be due within two, not five days after the trade.

The second exception applies to “discretionary transactions” as defined in SEC Rule 16b-3(b)(1).  Stated generally, a “discretionary transaction” is a voluntary transaction under an employee benefit plan that results in either an intra-plan transfer involving an issuer equity securities fund, or a cash distribution to the insider following the disposition of the issuer’s equity securities.  The timing of these trades may depend on the administration of the employee benefit plan, and as a result, the insider may not have actual knowledge of the trade date.

With the respect to both of the foregoing exceptions, the trade date is deemed to be the date on which the broker, dealer or plan administrator (as the case may be) provides notice that the trade has occurred.  Any type of notice, oral or written, triggers the two day period in which Form 4 must be filed.  Whether or not notice is ever actually given, however, the deemed date may not be extended more than three days after the actual trade.  Thus, the maximum time period in which the Form 4 may be filed is five (5) days after the trade occurs.  Implicit in the 5-day limitation is the fact that the insider is responsible for creating and maintaining lines of communication between the insider and the broker, dealer or plan administrator with respect to information regarding trade execution dates.

ClearOne, Inc.

Statement of Policy Regarding Federal Securities Laws

Insiders should note that, as a result of SEC Release No. 34-46421 on August 29, 2002, the transactions described in SEC Rules 16b-3 (d), (e) and (f) are subject to reporting within two days under Form 4 and not, as had been the case prior to that Release, under Form 5 described below.  Those Rules pertain to grants, awards and other acquisitions from the issuer not specifically exempted in other Rules promulgated under Section 16 (16b-3(d)); dispositions of securities to the issuer (16b-3(e)); and the discretionary transactions described above (16b-3(f)).

In summary, an insider is obligated to report on Form 4 the vast majority of transactions directly or indirectly affecting Company stock ownership by the insider, his or her immediate family or other entitles in which he or she has an interest.  Some transactions by insiders may be reported on year-end Form 5 described in Section 6.7.3 below, but SEC Release No. 34-46421 greatly curtailed the categories or transactions for which insiders may use Form 5.

6.7.3       Form 5.  Form 5 is required to be filed within 45 days of the end of the Company’s fiscal year by each person who was an insider for any part of that year with respect to the following transactions:

(i) transactions exempt from the Form 4 filing requirements (e.g., gifts and inheritances of Company Stock); and (ii) transactions for which a required Form 3 or Form 4 was not filed by the insider for the fiscal year just completed.

A Form 5 is not required to be filed by an insider who does not have either (i) exempt transactions to report or (ii) transactions for which a required Form 3 or Form 4 was not filed.

Information on certain exempt transactions in thrift plans such as Qualified Plans and Stock Purchase Plans (i.e. employee benefit plans meeting the coverage and participation requirements set forth in Internal Revenue Code Secs. 401 (a)(26) and 410, and 423(b)(3) and (5), respectively) may not be available from the plan administrators to permit timely reporting for the prior fiscal year on a Form 5.  Insiders should report such plan transactions on Form 5 as of the most recent date for which such data is reasonably available to an insider.  Plan information for the fiscal year not reported on the insider’s Form 5 filed for that year may be reported on Form 5 filed for the next fiscal year (or may be filed on Form 4 or amended Form 5 promptly after becoming available).  In addition, insiders are permitted to report exempt acquisitions in such plans on an aggregate basis rather than transaction by transaction, although reportable dispositions with respect to such plans may not be aggregated.

Form 3, 4, and 5 must be filed not only with the SEC (and any national securities exchange is which any of the Company’s equity securities are registered), but also with the Compliance Officer.  As of July 30, 2003, all insiders will have to file their required Forms electronically via the SEC’s EDGAR system, and both the SEC and the Company will post the completed Forms on their respective web sites.

6.8          Annual Transactions Reporting.  The Company will circulate to each insider a request for an annual transactions statement of traded Company securities for that year.  This statement must be returned to the Compliance Officer by the end of January.  In addition, each officer and director of the Company will be required to certify that the information contained in each annual transactions statement is true and correct in all materials respects and does not omit any transactions which are required to be reported pursuant to Section 16.

ClearOne, Inc.

Statement of Policy Regarding Federal Securities Laws

7.                   RESTRICTIONS ON RESALES OF THE COMPANY’S SECURITIES

7.1          Public Sales.  The Securities Act of 1933 (“Securities Act”) requires every person who offers or sells securities to register such securities with the SEC unless an exemption from registration is available.  This does not mean that securities need to be registered only prior to their initial sale by the issuer.  In fact, Securities must be registered every time they are sold, unless an exemption is available.  In most cases, an individual selling securities for his or her account need not register the securities prior to sale, because there is a specific exemption covering that situation.  However, that exemption is not available to “affiliates” of the issuing company.  Rule 144 provides a “safe harbor” for the resale of securities held by affiliates.  Failure to comply with Rule 144 may result in the sale of an unregistered security in violation of the Securities Act, potentially giving rise to criminal as well as civil penalties.

An “affiliate” of a corporation is someone who is in a position to control that corporation by virtue of having the power to direct or cause the direction of its management and policies.  Determination of whether a control relationship exists and, therefore, whether a person is an affiliate, is a question of fact.  However, it is generally recognized that executive officers, directors and persons owning ten percent or more of the outstanding stock of a corporation will be deemed to be affiliated for purposes of Rule 144.

7.2              Requirements of Rule 144.  Rule 144 contains five conditions, although the applicability of some of these conditions will depend on the circumstances of the sale:

7.2.1      Current Public Information.  Current information about the Company must be publicly available at the time of sale.  The Company’s periodic reports filed with the SEC ordinarily satisfy this requirement.

7.2.2      Holding Period.  Restricted securities must be held and fully paid for by the seller for a period of six months prior to the sale.  The holding period requirements, however, does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the Securities Act.

7.2.3      Volume Limitations.  The amount of securities which are sold during any three-month period cannot exceed the greater of (i) one percent of the outstanding shares of the class, or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the filing of the notice of sale referred to below.

7.2.4      Manner of Sale.  The securities must be sold in unsolicited brokers’ transactions or directly to a market-maker.

7.2.5      Notice of Sale.  The seller must file a notice on Form 144 of the proposed sale with the SEC at the time the order to sell in place with the broker, unless, during any three month period, the amount to be sold neither exceeds 500 shares nor involves sale proceeds greater than $10,000.

The foregoing conditions do not have to be complied with by holders of restricted securities who have held (and fully paid for) their restricted shares for at least two years and who were not affiliated during the three months preceding the sale.

Bona fide gifts are not deemed to involve sales of stock, so they can be made at any time without limitation on the amount of the gift.  Recipients of restricted securities from an affiliate generally will be subject to the same restrictions under Rule 144 that depending on the circumstances.

ClearOne, Inc.

Statement of Policy Regarding Federal Securities Laws

7.3          Private Sales.  Directors, officers and employees also may sell securities in a private transaction without registration.  Although there is no SEC Rule expressly dealing with private sales, the general view is that such sales can be made if the party acquiring the securities understands he or she is acquiring restricted securities that must be held for at least one year before the securities will be eligible for resale to the public under Rule 144.  It is recommended that you consult with counsel prior to engaging in any private sale of the Company’s securities.

8.                   RESTRICTIONS ON PURCHASE OF THE COMPANY’S SECURITIES

In order to prevent market manipulation, the SEC has adopted certain rules that generally prohibit the Company or any of its affiliates from buying Company securities in the open market during certain periods while a public offering is taking place and that while a stock buy-back program is occurring.  While the guidelines are optional, compliance with them provides immunity from a stock manipulation charge.  You should consult with the Company’s Compliance Officer if you desire to make purchases of Company securities during any period that the Company is making a public offering or buying stock from the public.  Under certain circumstances, the Company will also impose “blackouts” which means that purchases and sales of its securities during this period are prohibited because of the potential for misuse of insider information.  (As noted in Section 5.10 above, the Securities Laws impose an additional “blackout” rule with respect to insider trades during a suspension in trading of the majority of the Company’s pension plans.)

9.                   COMPLIANCE

9.1         Company Assistance.  Any Company director, officer or employee who has any questions about specific securities transactions or this Statement may obtain additional guidance from the Company’s Compliance Officer.  REMEMBER, HOWEVER, THAT THE ULTIMATE RESPONSIBILITY FOR ADHERING TO THIS STATEMENT AND AVOIDING QUESTIONABLE OR IMPROPER SECURITIES TRANSACTIONS RESTS WITH YOU.  IN THIS REGARD, IT IS IMPERATIVE THAT YOU ALWAYS USE YOUR BEST JUDGMENT.

THE COMPANY WILL NOT HAVE RESPONSIBILITY OR LIABILITY TO ANY INDIVIDUAL FOR ADVICE OR INFORMATION GIVEN BY THE COMPANY TO SUCH INDIVIDUAL UNDER THIS STATEMENT.  IN THE EVENT OF ANY QUESTION OR UNCERTAINTY, YOU ARE STRONGLY ADVISED TO SEEK THE ADVICE OF YOUR OWN INDEPENDENT LEGAL COUNSEL.

9.2         Certifications.  All Company employees designated as being in positions where they may obtain sensitive information will be required to certify in writing their understanding of, and agreement to comply with this Statement.  In addition, Company directors, officers and other key personnel may be required to verify their compliance with this Statement on an annual basis.

A list of these individuals will be prepared by the Company’s Compliance Officer and approved by the President.  The Company will post the regulations on Company bulletin boards.  Employees designated as having access to confidential information will receive a copy of this Statement annually and acknowledgement of receipt will be required.  All new employees with potential access to confidential information will when hired also receive a copy of this statement and acknowledge its receipt.

9.3         Reporting Violations.  All violations or potential violations by you or others of Securities Laws or this Statement should be reported immediately to the Company’s Compliance Officer (or, in his or her absence, the Company’s President) so that remedial action can be taken as soon as possible.

ClearOne, Inc.

Statement of Policy Regarding Federal Securities Laws

9.4         Compliance with Statement.  Any director, officer or employee who violates the Company’s insider trading policy as evidenced by this Statement shall be subject to sanctions imposed by the Company, which may include dismissal for cause and disqualification from participation in any Company bonus plans, stock option plans, stock purchase plans, management bonus plans and other perquisites of employment made available by the Company to its directors, officers or employees.  A violation of the Company’s policy is not necessarily the same as a violation of law.  In fact, for the reasons stated in this Statement, the Company’s policy is intended to be broader than the law.  The Company reserves the right to determine in its own discretion and on the basis of the information available to it, whether this Statement and the Company’s policy embodying this Statement have been violated.  The Company may determine that specific conduct violates its policy whether or not the conduct also violates law.  It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.  The Company’s policy is to avoid even the appearance of improper conduct on the part of any one employed by or associated with the Company, whether or not the conduct is literally in violation of the law.

By signing below I certify that I have read, understand and agree to abide by the ClearOne, Inc. “Statement of Policy Regarding Federal Securities Laws” dated February __, 2019.

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